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                                  EX-99-B.8.21

                                 FIRST AMENDMENT
                                       TO
                    SERVICE AGREEMENT WITH INVESTMENT ADVISER

     WHEREAS, Aetna Insurance Company of America (the "Company") and Janus Capital Corporation (the "Adviser") have entered into a Service Agreement dated December, 1997 with respect to the Janus Aspen Series (the "Service Agreement");

     WHEREAS, Janus Aspen Series offers shares of its Portfolios in classes designated as Institutional Shares and Service Shares;

     WHEREAS, the Service Agreement currently relates only to Institutional Shares; and

     WHEREAS, the parties now desire to amend the Service Agreement to provide for the applicable fee reimbursement amount for the Service Class of Shares of Janus Aspen Series.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and promises contained therein, the parties agree as follows:

1. Schedule A to the Service Agreement is amended and replace in its entirety by a new Schedule A attached hereto.

2. In addition to the administrative fee reimbursement set forth in this Service Agreement, the Company's provision of certain distribution and shareholder services for the Service Shares shall entitle it to such fees as are set forth in the Distribution and Shareholder Service Agreement for the Service Shares between the Company and Janus Distributors, Inc.

3. All other provisions of the Service Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this First Amendment by their duly authorized officers this first day of August, 2000.


AETNA INSURANCE COMPANY                              JANUS CAPITAL
OF AMERICA                                           CORPORATION

By:  /s/Laurie M. LeBlanc                            By:  /s/Bonnie Howe
Name:  Laurie M. LeBlanc                             Name:  Bonnie M. Howe
Title: Pursuant to delegation of authority           Title: Vice President
          dated 8/12/98